Exhibit 99.1

News Release: For Immediate Release

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Board Elects New Independent Director

AURORA, IL, February 8, 2011 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced that the Board of Directors increased the size of the Board and elected Kirk R. Brannock to fill this newly created directorship position. Mr. Brannock also was elected to serve on the Board’s Compensation and Corporate Governance Committee.

Mr. Brannock recently retired from his position as Senior Vice President – Network Services at AT&T, a leading provider of voice, video, data and broadband delivery services, after a successful career spanning more that 30 years in the telecommunications industry. He served in leadership positions at AT&T, Ameritech and SBC, including Senior Vice President – AT&T Ethernet, Senior Vice President – AT&T Core Installation & Maintenance and President – SBC/Ameritech Midwest Network Services. Over the course of a career that began with Michigan Bell, Mr. Brannock developed extensive experience in the areas of business office operations, human resources, central office operations, installation, maintenance, construction, engineering, labor relations and systems planning.

Mr. Brannock earned a Bachelor’s degree with Honors from Michigan State University after being named as one of 25 outstanding seniors in the graduating class. He has served in leadership positions on the boards of two not-for-profit organizations: DayOneNetwork and the Chicago Area Council of the Boy Scouts of America.

“We are excited about the tremendous leadership and wealth of experience that Kirk brings to Westell,” said President and CEO Richard Gilbert. “His knowledge of outside plant operations and many other areas of the telecommunications industry will be extremely useful to Westell’s strategies and direction.”

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband customer-premises equipment, digital transmission, remote monitoring, power distribution and demarcation products used by telephone companies and other telecommunications service providers. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.